Exhibit 99.1

California Water Service Group Reports Second Quarter Results

SAN JOSE, Calif., August 1, 2024 (GLOBE NEWSWIRE) -- California Water Service Group (“Group” or “Company,” NYSE: CWT), a leading publicly traded water utility serving California, Hawaii, New Mexico, Washington, and Texas, today reported financial results for the second quarter of 2024.

Highlights included:

•	Diluted earnings per share of $0.70 in Q2 2024, compared to $0.17 in Q2 2023.

•	$214.4 million of capital invested in water system infrastructure for the first six months of 2024.

•	Declaration of the 318th consecutive quarterly dividend in the amount of $0.28 per share.

•	Filing of the 2024 General Rate Case (GRC) and Infrastructure Improvement Plans for 2025-2027 with the California Public Utilities Commission (CPUC). The application also proposes a Low-Use Water Equity Program, which would decouple revenue from water sales, to assist low-water-using, lower-income customers.

•	Affirmation of our S&P Global credit rating of A+ Stable for California Water Service Company.

According to Chairman and Chief Executive Officer Martin A. Kropelnicki, financial results continued to benefit from the effects of the 2021 California General Rate Case decision received on March 7, 2024.

“I’m pleased to see the effects of the 2021 decision on our results. I’m equally pleased with our team’s effort to put together a 2024 California General Rate Case that reflects our dedication to investing diligently in infrastructure, managing expenses responsibly, and structuring rates to keep bills affordable for customers. It reflects our continuing commitment to providing a reliable, sustainable water supply for generations to come,” he said.

Q2 2024 Financial Results

•	Net income attributable to Group was $40.6 million in Q2 2024, compared to net income of $9.6 million in Q2 2023.

•	Operating revenue was $244.3 million, compared to $194.0 million in Q2 2023, an increase of $50.3 million.

o	Increased rates added $19.3 million in revenue.

o	Increased accrued unbilled revenue as a result of an increase in customer rates and unbilled days added $10.4 million.

o	Rate mechanisms approved in the 2021 California GRC added $16.7 million. Reported revenues from the same quarter in the prior year did not reflect these mechanisms.

•	Operating expenses were $196.1 million in Q2 2024, compared to $178.1 million in Q2 2023, an increase of $18.0 million.

o	Water production costs increased by $6.8 million to $77.6 million, primarily due to an increase in wholesale rates and water usage.

o	Income tax expenses increased $8.4 million to $8.7 million, primarily due to the increase in pre-tax income.

Year-to-Date 2024 Financial Results

•	Net income attributable to Group was $110.5 million for the six-month period ended June 30, 2024, or $1.90 diluted earnings per share, compared to a net loss of $12.7 million, or ($0.23) per diluted earnings per share, in the same period last year.

•	Operating revenue was $515.0 million for the six months ended June 30, 2024, compared to $325.1 million in the same period in 2023, an increase of $189.9 million.

o	A cumulative adjustment for the impacts of the 2021 California GRC decision added $131.5 million.

o	Increased rates added $31.6 million in revenue.

o	Recognition of $16.0 million of previously deferred WRAM revenue as a result of securing California Extended Water and Wastewater Arrearages Payment Program funds for the payment of eligible customer balances.

•	Operating expenses for the six months ended June 30, 2024, were $389.0 million, compared to $326.7 million in the same period in 2023.

o	Water production costs increased by $16.0 million, mostly due to recording a cumulative adjustment of $9.2 million for the impacts of the 2021 California GRC in 2024 and increases in rates and water production.

o	Other operations expense increased $10.1 million, primarily due to the recognition of $13.6 million of costs associated with the revenue deferral decrease.

o	Income taxes increased $29.5 million, due mostly to an increase in pre-tax net operating income due to the recognition of the 2021 California GRC.

As a result of the Q1 2024 adoption of the 2021 California GRC, interim rate relief attributable to 2023 totaling $64.0 million was recognized in 2024 operating revenue, including $18.7 million and $35.4 million that were attributable to the three and six months ended June 30, 2023, respectively.

Liquidity, Financing, and Capital Investment

As of June 30, 2024, Group maintained $82.7 million of cash, of which $45.4 million was classified as restricted, and had additional short-term borrowing capacity of $355 million, subject to meeting the borrowing conditions on the Group and Cal Water lines of credit.

Group capital investments during the six-month period ended June 30, 2024, totaled $214.4 million, represents 56% of Group’s estimated $385 million capital investment target for 2024.

Cal Water Files Infrastructure Improvement Plan for 2024 California General Rate Case; Plans to Invest $1.6 Billion in its California Water Systems in Upcoming Three Years

On July 8, 2024, Group’s largest subsidiary, California Water Service (Cal Water), submitted Infrastructure Improvement Plans for 2025-2027 as part of its triennial GRC filing. The application to the CPUC also proposes a Low-Use Water Equity Program, which would decouple revenue from water sales, to assist low-water-using, lower-income customers.

Cal Water proposes to invest more than $1.6 billion in its districts from 2025-2027, including approximately $1.3 billion of newly proposed capital investments, to support its ability to continue to provide a reliable supply of high-quality water.

To enhance affordability—particularly for low-use and low-income customers, Cal Water’s application proposes a Low-Use Water Equity Program that would decouple revenue from water sales across its regulated service areas. The program is designed to work in conjunction with Cal Water’s proposed progressive, four-tier rate design and sales forecast proposals to keep rates affordable, reinforce conservation goals, and provide the utility an opportunity to recover its authorized revenue requirement in a timely manner.

In its application, Cal Water has proposed to change 2024 rates to increase 2026 total revenue by $140.6 million, or 17.1%. Cal Water also proposes rate increases of $74.2 million, or 7.7%, in 2027; and $83.6 million, or 8.1%, in 2028.

The triennial filing begins an approximately 18-month review process by the CPUC.

Company Hosts Emergency Response Exercises in Hawaii and Responds to the Butte County Thompson Fire

To enhance coordination during emergencies, the Company’s Hawaii subsidiary, Hawaii Water Service (Hawaii Water), hosted representatives from emergency response and regulatory agencies, elected and State offices, utilities, contractors, and other community partners for Community Emergency Operations Center (EOC) exercises in early July on both Maui and the Big Island.

Attendees of the Maui exercise, which included both an emergency response course using the Incident Command System and a hands-on disaster simulation, were Hawaii local and state representatives and representatives from the Maui Police Department, Maui Department of Water Supply, Hawaiian Electric, and the Hawaii Public Utilities Commission. Attendees of the Hawaii island exercise included representatives from Hawaii County Fire, Hawaii Wildfire Management Organization (Firewise), Hawaii County Civil Defense, Community Emergency Response Team (CERT) – Waikoloa, and Hawaii Rural Water Association.

Emergency response training is regularly conducted throughout the Company. In July, when the Butte County Thompson Fire threatened Oroville, Calif., Cal Water activated emergency operations, brought in additional resources to help manage the water system and communicate with customers, and embedded with the Butte County emergency operations center. None of the utility’s assets were impacted during the fire, which burned 3,789 acres over a six-day period.

Company Continues to Pursue Recovery for PFAS Contamination Costs

In April, the U.S. Environmental Protection Agency adopted a new National Primary Drinking Water Regulation to limit certain per- and polyfluoroalkyl substances (PFAS) in drinking water. Under the new regulation, public water systems across the country are required to monitor for these PFAS by 2027 and to comply with applicable maximum contaminant levels by 2029.

Although this regulation faces legal challenges, the Company is proceeding with compliance efforts and believes it is well positioned to comply within the designated timeline. At the same time, it is vigorously pursuing financial recovery from responsible parties. Group has submitted its initial claims in the 3M and DuPont class action settlements and will continue to seek cost recovery wherever it is appropriate to do so.

Separately, the EPA recently designated two of the most common PFAS, specifically PFOA and PFOS, as hazardous substances under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA).

ESG Progress is Highlighted in the Company’s New ESG Report

In May, the Company released its 2023 ESG Report and ESG Analyst Download. The ESG Report—which is aligned with recognized reporting frameworks and standards, including the Sustainability Accounting Standards Board Water Utilities & Services Industry Standards, the Recommendations of the Task Force on Climate-Related Financial Disclosures, and the Global Reporting Initiative Standards—details progress made by Group's subsidiaries on the Company's ESG focus areas last year, while the supplemental ESG Analyst Download provides key ESG data and metrics.

This year's ESG Report highlights both ongoing efforts to support Group's ESG strategy and objectives along with significant achievements in 2023, such as how the Company is working to protect the planet, serve customers, and engage the Company’s workforce.

For additional details, please see Form 10-Q which will be available at https://www.calwatergroup.com/investors/financials-filings-reports/sec-filings

Quarterly Earnings Teleconference

All stockholders and interested investors are invited to attend the conference call on August 1, 2024 at 8 a.m. PT (11 a.m. ET)  by dialing 1-800-715-9871 or 1-646-307-1963 and keying in ID# 5681819, or you may access the live audio webcast at https://edge.media-server.com/mmc/p/nfn5956c .. Please join at least 15 minutes in advance to ensure a timely connection to the call. A replay of the call will be available from 2:00 p.m. ET on Thursday, August 1, 2024, through Monday, September 30, 2024, at 1-800-770-2030 or 1-609-800-9909 and key in ID# 5681819, or by accessing the webcast above. The call will be hosted by Chairman, President and Chief Executive Officer Martin A. Kropelnicki, Senior Vice President, Chief Financial Officer and Treasurer James P. Lynch, and Vice President Rates and Regulatory Affairs, Greg A. Milleman. Prior to the call, Cal Water will furnish a slide presentation on its website.

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing Group’s plans and proposal pursuant to Cal Water’s general rate case filed on July 8, 2024, and Group’s expectations regarding compliance with PFAS regulations and pursuit of cost recovery in relation to PFAS contamination. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results to be different than those expected or anticipated include, but are not limited to: the outcome and timeliness of regulations commissions’ actions concerning rate relief and other matters, including with respect to the 20224 California GRC; changes in regulatory commissions’ policies and procedures, such as the CPUC’s decision in 2020 to preclude companies from proposing fully decoupled WRAMs, which impacted the 2021 California GRC Filing; governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; consequences of eminent domain actions related to our water systems; increased risk of inverse condemnation losses as a result of climate change and drought; our ability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions, especially as a result of public safety power shutoff programs; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather, climate change, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; the impact of stagnating or worsening business and economic conditions, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, instability of certain financial institutions, changes in monetary policy, adverse capital markets activity or macroeconomic conditions as a result of the geopolitical conflicts, and the prospect of a shutdown of the U.S. federal government; the impact of market conditions and volatility on unrealized gains or losses on our non-qualified benefit plan investments and our operating results; the impact of weather and timing of meter reads on our accrued unbilled revenue; the impact of evolving legal and regulatory requirements, including emerging environmental, social and governance requirements and our ability to comply with PFAS regulations; and other risks and unforeseen events described in our Securities and Exchange Commission (“SEC”) filings. In light of these risks, uncertainties and assumptions, investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual Report on Form 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the SEC. We are not under any obligation, and we expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
James P. Lynch
(408) 367-8200 (analysts)

Shannon Dean
(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	June 30, 2024	December 31, 2023
ASSETS
Utility plant:
Utility plant	$5,141,580	$4,925,483
Less accumulated depreciation and amortization	(1,199,399)	(1,152,228)
Net utility plant	3,942,181	3,773,255
Current assets:
Cash and cash equivalents	37,272	39,591
Restricted cash	45,403	45,375
Receivables:
Customers, net	71,125	59,349
Regulatory balancing accounts	5,495	64,240
Other, net	17,110	16,431
Accrued unbilled revenue, net	48,812	36,999
Materials and supplies	17,645	16,170
Taxes, prepaid expenses, and other assets	23,948	18,130
Total current assets	266,810	296,285
Other assets:
Regulatory assets	397,498	257,621
Goodwill	37,039	37,039
Other assets	227,714	231,333
Total other assets	662,251	525,993
TOTAL ASSETS	$4,871,242	$4,595,533
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $0.01 par value; 136,000 shares authorized, 58,825 and 57,724 outstanding on June 30, 2024 and December 31, 2023, respectively	$588	$577
Additional paid-in capital	929,376	876,583
Retained earnings	627,705	549,573
Accumulated other comprehensive loss	(13,068)	—
Noncontrolling interests	3,090	3,579
Total equity	1,547,691	1,430,312
Long-term debt, net	1,051,792	1,052,768
Total capitalization	2,599,483	2,483,080
Current liabilities:
Current maturities of long-term debt, net	1,183	672
Short-term borrowings	245,000	180,000
Accounts payable	143,533	157,305
Regulatory balancing accounts	12,754	21,540
Accrued interest	6,666	6,625
Accrued expenses and other liabilities	103,364	64,197
Total current liabilities	512,500	430,339
Deferred income taxes	363,597	352,762
Regulatory liabilities	742,842	683,717
Pension	83,266	82,920
Advances for construction	199,640	199,448
Contributions in aid of construction	289,820	286,491
Other	80,094	76,776
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$4,871,242	$4,595,533

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating revenue	$244,299	$194,044	$515,048	$325,144
Operating expenses:
Operations:
Water production costs	77,644	70,867	141,829	125,875
Administrative and general	32,042	34,975	67,638	70,961
Other operations	25,626	25,823	52,551	42,427
Maintenance	8,790	7,155	16,800	15,133
Depreciation and amortization	32,978	29,824	65,822	59,739
Income tax expense (benefit)	8,689	329	24,227	(5,315)
Property and other taxes	10,364	9,122	20,121	17,899
Total operating expenses	196,133	178,095	388,988	326,719
Net operating income (loss)	48,166	15,949	126,060	(1,575)
Other income and expenses:
Non-regulated revenue	5,513	4,485	10,611	9,108
Non-regulated expenses	(4,125)	(2,957)	(6,079)	(5,232)
Other components of net periodic benefit credit	4,338	4,756	7,611	9,977
Allowance for equity funds used during construction	1,819	1,355	3,561	2,759
Income tax expense on other income and expenses	(1,306)	(1,445)	(2,627)	(3,239)
Net other income	6,239	6,194	13,077	13,373
Interest expense:
Interest expense	14,840	13,491	30,640	26,309
Allowance for borrowed funds used during construction	(812)	(795)	(1,570)	(1,624)
Net interest expense	14,028	12,696	29,070	24,685
Net income (loss)	40,377	9,447	110,067	(12,887)
Net loss attributable to noncontrolling interests	(174)	(109)	(401)	(232)
Net income (loss) attributable to California Water Service Group	$40,551	$9,556	$110,468	$(12,655)
Earnings (loss) per share of common stock:
Basic	$0.70	$0.17	$1.90	$(0.23)
Diluted	$0.70	$0.17	$1.90	$(0.23)
Weighted average shares outstanding:
Basic	58,292	56,692	58,013	56,182
Diluted	58,325	56,730	58,046	56,182
Dividends per share of common stock	$0.28	$0.26	$0.56	$0.52